CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-1 A for the Rational Special Situations Income Fund of our reports dated April 17, 2019, as revised with respect to Note 8 on June 27, 2019, and April 27, 201 8, as revised with respect to Note 7 on June 27, 2019, relating to the financial statements of ESM Fund I, LP. for the years ended December 31, 2018 and December 31 , 2017, respectively , which appear in such Registration Statement. We also consent to the reference of our firm under the heading "Financial Statements"in such Registration Statement

July 7, 2019

Massachusetts I Cayman Islands I New York